Exhibit 99.1

ACADIA REALTY TRUST REPORTS THIRD QUARTER 2018 OPERATING RESULTS

RYE, NY (October 24, 2018) - Acadia Realty Trust (NYSE:AKR) (“Acadia” or the “Company”) today reported operating results for the quarter ended September 30, 2018. All per share amounts are on a fully-diluted basis.

Acadia operates dual platforms, comprised of a high-quality core real estate portfolio (“Core Portfolio”), which owns and operates assets in the nation’s most dynamic urban and street-retail corridors, and a series of discretionary, institutional funds (“Funds”) that target opportunistic and value-add investments.

Please refer to the tables and notes accompanying this press release for further details on operating results and additional disclosures related to net income, funds from operations ("FFO") and net operating income ("NOI").

Highlights

•	Earnings: Generated GAAP earnings per share of $0.11 for the third quarter; FFO per share was $0.35 for the third quarter driven by the strength of its Core Portfolio
•	Core Portfolio Operating Results: Solid Core operating fundamentals

◦	Strong same-property net operating income growth of 3.4% for the third quarter (excluding redevelopments) driven by profitable lease up in its street and urban portfolio
◦	Achieved over 85% of its 2018 leasing goals
◦	Rent growth of 8.0% and 15.5% on new and renewal leases for the quarter on a cash and GAAP basis, respectively
◦	Reported 95.5% leased occupancy as of September 30, 2018
•	Fund Acquisition Activity: During July, Fund V completed a $59.3 million acquisition. Year-to-date Fund acquisition volume totals $104.6 million
•	Fund Disposition Activity: Completed $30.5 million of Fund dispositions during the third quarter. Year-to-date Fund disposition volume totals $64.5 million
•

Balance Sheet: The Company repurchased $55.1 million of its shares during the nine months ended September 30, 2018 at an average cost of approximately $24 per share on a leverage-neutral basis. No shares were issued or purchased during the third quarter

•

Guidance: Following the successful execution of its leasing efforts and the strength of its Core Portfolio performance to date, the Company expects same property net operating income growth of 3% to 5% for the fourth quarter and has updated its annual 2018 guidance of FFO per share to $1.36 to $1.40

“Our third-quarter operating results exceeded our expectations driven by strong leasing activity and the performance of our Core Portfolio,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “With respect to our Core Portfolio, our long-term growth plan remains on track, with continued progress during the third quarter on our two key redevelopments, Clark and Diversey in Chicago and City Center in San Francisco. In the fund platform, we remain active buyers and sellers and continue to execute on the strategic business plans for our existing investments. Most importantly, while we have and will continue to remain disciplined in our investment strategy, our significant dry powder, both on balance sheet and in our fund platform, keeps us well-positioned to capitalize on future compelling opportunities as they arise.”

FINANCIAL RESULTS

A complete reconciliation, in dollars and per share amounts, of net income attributable to common shareholders to FFO attributable to common shareholders is included in the financial tables of this release.

Net Income

Net income attributable to common shareholders for the quarter ended September 30, 2018 was $9.2 million, or $0.11 per share. Net income attributable to common shareholders for the quarter ended September 30, 2017 was $12.9 million, or $0.15 per share, which included $3.0 million, or $0.04 per share, attributable to an aggregate gain on dispositions of Fund properties which was partially offset by the proportionate share of aggregate impairment and other charges of $2.2 million, or $0.03 per share, consisting primarily of transaction costs related to the sale of a Fund property.

Net income attributable to common shareholders for the nine months ended September 30, 2018 was $24.3 million, or $0.29 per share. Net income attributable to common shareholders for the nine months ended September 30, 2017 was $40.6 million, or $0.48 per share, of which $6.9 million, or $0.08 per share, was attributable to an aggregate gain on dispositions of Fund properties which was partially offset by the proportionate share of aggregate impairment and other charges of $2.2 million, or $0.03 per share, consisting primarily of transaction costs related to the sale of a Fund property.

FFO

Driven by the strength of its core operations, FFO for the quarter ended September 30, 2018 was $30.1 million, or $0.35 per share compared to $32.9 million, or $0.37 per share for the quarter ended September 30, 2017. The decrease in FFO for the quarter is due primarily to a decrease of $2.9 million, or $0.04 per share, of interest income following the repayments within the Structured Finance business.

FFO for the nine months ended September 30, 2018 was $89.1 million, or $1.01 per share compared to $101.6 million, or $1.14 per share, for the nine months ended September 30, 2017 which was net of $0.4 million of acquisition costs. The decrease in FFO for the nine months is due primarily to a decrease of $13.1 million, or $0.16 per share, of interest income following the repayments within the Structured Finance business.

CORE PORTFOLIO

Core Operating Results

The Company experienced higher-than-anticipated same-property net operating income growth of 3.4% for the third quarter (excluding redevelopment), driven by the profitable re-leasing of key street and urban properties along with lower than anticipated credit loss.

As previously discussed, the Company's 2018 leasing goal is to execute leases comprising approximately $8 million of NOI on a run rate basis. To date, the Company has executed leases comprising approximately $7 million of annualized NOI, or over 85% of its goal, at its key street and urban locations at rents in line with its expectations.

The Core Portfolio was 94.7% occupied and 95.5% leased as of September 30, 2018, compared to 94.8% occupied and 95.3% leased as of June 30, 2018. The leased rate includes space that is leased but not yet occupied and excludes development and redevelopment properties.

During the third quarter, the Company generated an 8.0% and 15.5% increase in rent on a cash and GAAP basis, respectively, on 21 conforming new and renewal leases aggregating 163,000 square feet primarily within its suburban portfolio.

Redevelopment Update

City Center, San Francisco, CA. The Company has commenced construction on the 40,000-square foot expansion of City Center, its Target-anchored urban shopping center located in San Francisco. The expansion space is approximately 90% pre-leased, with anticipated tenant delivery and rent commencement in late 2019.

Clark and Diversey, Lincoln Park, Chicago, IL. Construction has been completed on the Company's 30,000-square foot development located at the corner of Clark Street and Diversey Parkway in Lincoln Park, Chicago. During June and September 2018, Blue Mercury and T.J. Maxx opened their 2,100 and 20,600 square foot stores, respectively.

FUND PLATFORM

Fund Acquisitions

Fund V completed $104.6 million in acquisitions during the nine months ended September 30, 2018. In July 2018, Fund V completed a previously-reported $59.3 million acquisition as follows:

Elk Grove Commons, Elk Grove, CA (Fund V). In July 2018, Fund V acquired a 242,000-square foot shopping center, located in Elk Grove, CA (Sacramento MSA), for $59.3 million. The property is anchored by Trader Joe’s, HomeGoods and Kohl’s. During its hold period, the Fund expects to have an opportunity to re-anchor certain spaces to further strengthen the tenancy at this high-performing shopping center. This investment combines the Fund platform’s “high-yield opportunistic” and “value-add” strategies.

Fund Dispositions

Through September 30, 2018, the Company has completed $64.5 million of Fund dispositions including $30.5 million completed during the third quarter as follows:

Lake Montclair Center, Dumfries, VA (Fund IV). In August 2018, Fund IV sold Lake Montclair Center, a 106,000-square foot supermarket-anchored shopping center located in Dumfries, VA, for $22.5 million. This compares to an all-in cost basis of $21.3 million. In October 2013, the Fund acquired this high-yield investment at an opportunistic cap rate. At acquisition, the property was 97% occupied. During its 4.8-year hold period, the Fund (i) executed a six-year extension of Food Lion's lease term to November 2023, increasing the center's long-term stability, and (ii) maintained strong occupancy (99% at exit). This sale generated a 26% IRR and 2.0x multiple on the Fund's equity investment.

1861 Union Street, San Francisco, CA (Fund IV). The Fund, in partnership with the Prado Group, sold 1861 Union St, a 5,000-square foot street-retail property located in San Francisco, CA, for $6.0 million. This compares to an all-in cost basis of $3.7 million. This property is part of the partnership's Fillmore-Union Collection. The property was sold vacant for occupancy by the buyer. It contains a 3,000-square foot retail space and second-floor office space. At acquisition, both spaces were leased at below-market rents. This sale generated a 24% IRR and 1.7x multiple on the Fund's equity investment.

Broughton St Collection (1 of 23 properties), Savannah, GA (Fund IV). In August 2018, Fund IV completed the sale of its 118 E Broughton St property within its Broughton St Collection in Savannah, GA for $2.1 million. The total Broughton St Collection originally contained 23 properties and approximately 200,000 square feet of retail, residential, and office space; to date, 10 properties have been sold.

BALANCE SHEET

The Company has maintained its solid, low-leveraged balance sheet, with substantially all of its Core Portfolio debt fixed at an average rate of 3.59%. As of September 30, 2018, the Company’s net debt to EBITDA ratio for the Core Portfolio was 4.8x.

The Company repurchased $55.1 million of its common shares (2.3 million shares) during the nine months ended September 30, 2018 at an average cost of approximately $24 per share on a leverage-neutral basis. No shares were issued or purchased during the third quarter.

2018 GUIDANCE

The Company’s core earnings and FFO, separate from transactional activity, performed at the upper end of its range for the first nine months of 2018, driven by the profitable lease up and operating performance of its Core Portfolio.

The Company is updating its 2018 earnings guidance to reflect various timing items involving transactional activity within its dual platform, including: lower than initially anticipated acquisition volumes in its Core, Structured Finance and Fund businesses, profitable dispositions within its Fund business and a revision in the expected timing of promote income from Fund III.  Such amounts were partially offset by an increase in anticipated straight-line rent and below-market lease income. The table below presents the revised earnings guidance (together with a reconciliation of per share net income to FFO):

	Previous Guidance	Updated Guidance

Net income per share attributable to common shareholders	$0.37 to $0.48	$0.39 to $0.43

Depreciation of real estate and amortization of leasing costs
(net of noncontrolling interests' share)	$0.94 to $0.95	$0.97
Gain on disposition of properties (net of noncontrolling interests' share)	—	$(0.01)
Noncontrolling interest in Operating Partnership	$0.02	$0.01
Funds from operations, after transactional activity, per share	$1.33 to $1.45	$1.36 to $1.40

Core acquisitions, structured financing investments and share repurchases	$0 to $(0.03)	—
Fund acquisitions and related fees	$(0.01) to $(0.02)	—
Net Promote and other transactional income and nonrecurring items (a)	$(0.03) to $(0.06)	$(0.03) to $(0.06)
Funds from operations, before transactional activity, per share	$1.29 to $1.34	$1.33 to $1.34

__________

(a)Nonrecurring items include income from the potential recapture of below market leases as further outlined on page 17 of the supplemental report.

The Company is projecting same property net operating income growth (excluding redevelopment) of 3% to 5% for the fourth quarter.

Please refer to the Company’s third quarter 2018 supplemental information package for a complete list of updates.

CONFERENCE CALL

Management will conduct a conference call on Thursday, October 25, 2018 at 12:00 PM ET to review the Company’s earnings and operating results. Dial-in and webcast information is listed below.

Live Conference Call:

Date:            Thursday, October 25, 2018

Time:           12:00 PM ET

Dial#:         844-309-6711

Passcode:     “Acadia Realty” or “7348519”

Webcast (Listen-only):  www.acadiarealty.com under Investors, Presentations & Events

Phone Replay:

Dial#:            855-859-2056

Passcode:      “7348519”

Available Through:    Thursday, November 1, 2018

Webcast Replay:      www.acadiarealty.com under Investors, Presentations & Events

About Acadia Realty Trust

Acadia Realty Trust is an equity real estate investment trust focused on delivering long-term, profitable growth via its dual - Core and Fund - operating platforms and its disciplined, location-driven investment strategy. Acadia Realty Trust is accomplishing this goal by building a best-in-class core real estate portfolio with meaningful concentrations of assets in the nation’s most dynamic urban and street-retail corridors; making profitable opportunistic and value-add investments through its series of discretionary, institutional funds; and maintaining a strong balance sheet. For further information, please visit www.acadiarealty.com.

Safe Harbor Statement

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential investment opportunities. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent annual report on Form 10-K filed with the SEC on February 27, 2018 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) political and economic uncertainty; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of the Company’s properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters; (ix) the Company’s growth strategy; (x) the Company’s status as a REIT; (xi) uninsured losses; (xii) information technology security threats and (xiii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Statements of Operations (a)

(dollars and Common Shares in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues
Rental income	$51,551	$51,707	$153,652	$148,760
Expense reimbursements	13,194	9,957	35,000	32,347
Other	1,330	1,014	4,116	3,074
Total revenues	66,075	62,678	192,768	184,181
Operating expenses
Depreciation and amortization	28,676	26,652	86,755	77,245
General and administrative	7,982	7,953	24,359	25,286
Real estate taxes	11,538	8,822	27,528	27,462
Property operating	10,661	9,417	33,523	26,978
Impairment charge	—	3,840	—	3,840
Other operating	270	250	655	987
Total operating expenses	59,127	56,934	172,820	161,798

Operating income	6,948	5,744	19,948	22,383

Equity in earnings of unconsolidated affiliates inclusive of gain on disposition of properties of $0, $0, $0 and $14,771, respectively	376	4,001	7,079	21,044
Interest income	3,513	6,461	10,539	23,648
Interest expense	(18,077)	(15,428)	(50,882)	(39,666)
(Loss) income from continuing operations before income taxes	(7,240)	778	(13,316)	27,409
Income tax provision	(464)	(465)	(851)	(1,017)
(Loss) income from continuing operations before gain on disposition of properties	(7,704)	313	(14,167)	26,392
Gain on disposition of properties, net of tax	5,107	12,972	5,140	12,972
Net (loss) income	(2,597)	13,285	(9,027)	39,364
Net loss (income) attributable to noncontrolling interests	11,822	(418)	33,336	1,194
Net income attributable to Acadia	$9,225	$12,867	$24,309	$40,558

Less: net income attributable to participating securities	(66)	(135)	(158)	(488)
Net income attributable to Common Shareholders - basic and diluted earnings per share	$9,159	$12,732	$24,151	$40,070

Weighted average shares for diluted earnings per share	81,566	83,700	82,245	83,669

Net Earnings per share - basic and diluted (b)	$0.11	$0.15	$0.29	$0.48

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Net Income to Funds From Operations (a, c)

(dollars and Common Shares and Units in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Net income attributable to Acadia	$9,225	$12,867	$24,309	$40,558

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share)	21,141	20,309	63,812	62,935
Impairment charge (net of noncontrolling interests' share)	—	1,088	—	1,088
Gain on sale (net of noncontrolling interests’ share)	(994)	(2,294)	(994)	(5,789)
Income attributable to Common OP Unit holders	596	758	1,572	2,400
Distributions - Preferred OP Units	135	138	404	415
Funds from operations attributable to Common Shareholders and Common OP Unit holders	$30,103	$32,866	$89,103	$101,607

Funds From Operations per Share - Diluted
Weighted average number of Common Shares and Common OP Units (d)	87,251	89,000	87,900	88,999
Diluted Funds from operations, per Common Share and Common OP Unit	$0.35	$0.37	$1.01	$1.14

ACADIA REALTY TRUST AND SUBSIDIARIES

Reconciliation of Consolidated Operating Income to Net Property Operating Income (“NOI”) (a)

(dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Consolidated operating income	$6,948	$5,744	$19,948	$22,383
Add back:
General and administrative	7,982	7,953	24,359	25,286
Depreciation and amortization	28,676	26,652	86,755	77,245
Impairment charge	—	3,840	—	3,840
Less:
Above/below market rent, straight-line rent and other adjustments	(4,387)	(4,728)	(15,491)	(14,671)
Consolidated NOI	39,219	39,461	115,571	114,083

Noncontrolling interest in consolidated NOI	(9,482)	(8,877)	(26,913)	(22,462)
Less: Operating Partnership's interest in Fund NOI included above	(2,477)	(2,569)	(6,938)	(6,545)
Add: Operating Partnership's share of unconsolidated joint ventures NOI (e)	6,280	4,728	18,356	14,415
NOI - Core Portfolio	$33,540	$32,743	$100,076	$99,491

ACADIA REALTY TRUST AND SUBSIDIARIES

Consolidated Balance Sheets (a)

(dollars in thousands)

	As of
	September 30, 2018	December 31, 2017
ASSETS
Investments in real estate, at cost
Land	$674,758	$658,835
Buildings and improvements	2,637,145	2,538,338
Construction in progress	34,919	18,642
Properties under capital lease	76,965	76,965
	3,423,787	3,292,780
Less: Accumulated depreciation	(396,077)	(339,862)
Operating real estate, net	3,027,710	2,952,918
Real estate under development, at cost	189,387	173,702
Net investments in real estate	3,217,097	3,126,620
Notes receivable, net	109,410	153,829
Investments in and advances to unconsolidated affiliates	301,717	302,070
Other assets, net	209,875	214,959
Cash and cash equivalents	9,525	74,823
Rents receivable, net	58,584	51,738
Restricted cash	12,508	10,846
Assets of properties held for sale	—	25,362
Total assets	$3,918,716	$3,960,247

LIABILITIES
Mortgage and other notes payable, net	$964,796	$909,174
Unsecured notes payable, net	488,933	473,735
Unsecured line of credit	28,000	41,500
Accounts payable and other liabilities	202,893	210,052
Capital lease obligation	70,983	70,611
Dividends and distributions payable	23,711	24,244
Distributions in excess of income from, and investments in, unconsolidated affiliates	15,596	15,292
Total liabilities	1,794,912	1,744,608
Commitments and contingencies
EQUITY
Acadia Shareholders' Equity
Common shares, $0.001 par value, authorized 200,000,000 shares, issued and outstanding 81,550,171 and 83,708,140 shares, respectively	82	84
Additional paid-in capital	1,546,405	1,596,514
Accumulated other comprehensive income	13,267	2,614
Distributions in excess of accumulated earnings	(73,990)	(32,013)
Total Acadia shareholders’ equity	1,485,764	1,567,199
Noncontrolling interests	638,040	648,440
Total equity	2,123,804	2,215,639
Total liabilities and equity	$3,918,716	$3,960,247

ACADIA REALTY TRUST AND SUBSIDIARIES

Notes to Financial Highlights:

(a)

For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

(b)

Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on the same basis and reflected as noncontrolling interests in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

(c)

The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net property operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to their widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property, depreciation and amortization, and impairment of depreciable real estate. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, impairment of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures.

(d)

In addition to the weighted-average Common Shares outstanding, basic and diluted FFO also assume full conversion of a weighted-average 4,929 thousand and 4,737 thousand OP Units into Common Shares for the quarters ended September 30, 2018 and 2017 and 4,954 thousand and 4,749 thousand OP Units into Common Shares for the nine months ended September 30, 2018 and 2017, respectively. Diluted FFO also includes: (i) the assumed conversion of Preferred OP Units into 499 thousand and 512 thousand Common Shares for the quarters ended September 30, 2018 and 2017 and 499 thousand and 507 thousand Common Shares for the nine months ended September 30, 2018 and 2017, respectively; and (ii) the effect of 258 thousand and 51 thousand restricted share units and LTIP units for the quarters ended September 30, 2018 and 2017 and 202 thousand and 77 thousand for the nine months ended September 30, 2018 and 2017, respectively.

(e)

The Pro-rata share of NOI is based upon our stated ownership percentages in each operating agreement. Does not include the Operating Partnership's share of NOI from unconsolidated joint ventures within the Funds.